Exhibit 99.1

Investor Contact:	Michael Smith
Senior Vice President and CFO
Cobra Electronics Corporation
773-804-6281
msmith@cobra.com

Media Contact:	Elizabeth Dolezal
Financial Relations Board
312-640-6771
edolezal@mww.com

COBRA ELECTRONICS REPORTS FIRST QUARTER RESULTS

Sales Decline Reflects Global Economic Conditions

CHICAGO, IL – MAY 1, 2009 – Cobra Electronics Corporation (NASDAQ: COBR), a leading global designer and marketer of mobile communications and navigation products, today reported a net loss of $1.6 million, or $0.25 per share for the first quarter of 2009, as compared to net income of $81,000, or $0.01 per fully diluted share in the first quarter of 2008. A loss was incurred as sales declined to $19.1 million from $28.9 million in the first quarter of the prior year. The decline in sales was particularly pronounced in Europe as the combined sales of Cobra Electronics Europe Limited (“CEEL”) and Performance Products Limited (“PPL”) declined by 55.4 percent, including significant declines due to exchange rates as the euro declined by nearly 15 percent and the pound sterling declined by 27 percent from prior year levels. Cobra’s U.S. business experienced a 22.7 percent decline in adjusted sales, after excluding mobile navigation net sales of $841,000 from last year’s results and net returns of $98,000 from the current quarter. Also contributing to the loss in the first quarter was a $279,000 decline in the cash surrender value of life insurance that is in place to recapture the costs of deferred compensation programs for certain current and former officers of the company.

“We are disappointed by sales results in the first quarter, which reflect a deepening global recessionary environment,” said Jim Bazet, Cobra’s Chairman and Chief Executive Officer. “In particular, sales in Europe have been affected by a significant decline in consumer confidence and overall decline in retail sales; the International Monetary Fund recently forecasted that the EU’s economy will contract more significantly in 2009 than that of the U.S. and our first quarter results clearly reflect this sentiment. Although sales in the U.S. were not as severely impacted by the overall economy, the decline in freight traffic and the resulting decline in travel center business took their toll on Citizens Band radio sales.”

The year-over-year decline in net sales of $9.8 million was attributable to both the Cobra and PPL segments. Sales for the Cobra segment, excluding $1.1 million of mobile navigation sales in the prior year, declined by $6.2 million, or 26.5 percent, while sales of the PPL segment

Cobra First Quarter Results – 2

declined by $2.4 million, or 57.1 percent. The most significant decline in Cobra segment sales was for domestic Citizens Band radios, which fell by more than 40 percent, as declining freight movements resulted in reductions in traffic at travel centers and truck stops. Additionally, Cobra experienced a vendor delay that caused more than $800,000 of Citizens Band radio sales to shift into the second quarter. Also impacting sales in the first quarter was a decline in domestic two-way radio sales of approximately 40 percent, primarily due to last year’s decision by Wal-Mart to reduce Cobra’s SKU count in this category. As noted in prior releases, Cobra has been awarded exclusive positioning for two-way radios at Wal-Mart in 2009 and substantially improved positioning at Best Buy; it is anticipated that these sales will become visible in the second quarter as planogram resets are implemented and Cobra is anticipating improved two-way radio sales through the balance of the year.

PPL reported a 57.1 percent decline in sales, with exchange rate losses contributing approximately 16 points of this decline. Satellite navigation sales fell by more than 40 percent (in pounds sterling) as category sales declined and retailers have reduced the shelf space allocated to this category. Additionally, the introduction of two new satellite navigation products targeting niche consumer markets was delayed by development and production difficulties which have since been overcome. The sale of PPL’s exclusive database of speed camera locations for use in smartphones contributed substantially to sales in the first quarter of last year with very few sales recorded in this year’s first quarter. As noted last year, these sales are likely to be promotional in nature and, as such, provide very significant opportunities at discrete points during the year, rather than being spread through the quarters and being more predictable in nature. We continue to anticipate that this distribution and marketing channel for Cobra’s AURATM data base will be successful. As product sales at PPL declined, the corresponding download revenue followed, with sales down by 21.3 percent (in pounds sterling).

Cobra reported a decline in gross margins as compared to the first quarter of 2008, primarily due to product mix for both the Cobra and PPL segments, as well as the effect of overhead and amortization charges on a lower level of sales. On a consolidated basis, Cobra’s gross margin decreased to 26.5 percent from 30.9 percent in the prior year. This reflected a decline in gross margins for the Cobra reporting segment to 24.7 percent from 28.4 percent, as well as a decline in the PPL segment gross margin to 43.6 percent from 45.1 percent in the prior year.

Selling, general and administrative expenses declined to $7.1 million in the first quarter from $8.3 million in the prior year. This decline reflects lower sales and associated variable selling expenses, as well as a concerted effort by management to curtail expenses, including headcount reductions and lower professional fees. “As noted in our conference call in February, Cobra eliminated 16 positions early in this quarter and eliminated budgeted expenses of more than $1.2 million. We have communicated throughout the company that operating expenses must be watched closely and each expense scrutinized before making commitments,” said Mr. Bazet. “Clearly, progress was made in the first quarter, but the focus on controlling expenses must be maintained if we are to meet our profit and cash flow goals.”

Cobra also recorded other expenses of $257,000 in the quarter, as compared to other expenses of $192,000 in the first quarter of the prior year. Included in this category was a $279,000 loss on the cash surrender value of life insurance that the company owns for the purpose of funding deferred compensation programs for several current and former officers of the company. The loss was generated as the investment vehicles in which the cash value of the policies was

Cobra First Quarter Results – 3

invested declined in value in line with the overall financial markets. Offsetting this loss, in part, were royalties and license fees received by Cobra for certain intellectual property owned by the company, including licensing the Cobra brand for Bluetooth® headsets.

Cobra maintained its strong balance sheet during the first quarter. The company had interest-bearing debt of $16.8 million as of March 31, 2009 and cash of $1.3 million, for “net debt” of $15.5 million, as compared to “net debt” of $13.4 million the prior year. Availability against our credit facility was nearly $7.8 million and is anticipated to be sufficient for our foreseeable needs. Inventory at the end of the first quarter declined to $28.1 million from $32.9 million the prior year, in part reflecting the decline in mobile navigation inventories as well as management’s efforts to manage working capital. Accounts receivable at the end of the quarter were $14.2 million, a decline from $21.8 million one year earlier.

Mr. Bazet reiterated the company’s outlook for 2009. “The prospects for the global economy, particularly in Europe, remain uncertain. Although our first quarter results were below our expectations, we continue to forecast profitability in 2009 as new products are introduced and we take advantage of new and enhanced marketing channels. As noted previously, we have taken steps to weather the downturn and continue to identify opportunities to reduce expenses in light of reduced consumer spending. However, in light of the uncertainties we are facing, the Board of Directors has elected not to pay a dividend in 2009. While this was a difficult decision, we believe this is an appropriate response in order to preserve cash and maintain our financial flexibility.”

Cobra will be conducting a conference call on May 1, 2009 at 11:00 a.m. EDT to discuss first quarter results as well as its current strategies and outlook. The call can also be accessed live or through replay via the Internet at http://www.cobra.com.

About Cobra Electronics

Cobra Electronics is a leading global designer and marketer of communication and navigation products, with a track record of delivering innovative and award-winning products. Building upon its leadership position in the GMRS/FRS two-way radio, radar detector and Citizens Band radio industries, Cobra identified new growth opportunities and has aggressively expanded into the marine market and has expanded its European operations. The Consumer Electronics Association, Forbes and Deloitte & Touche have all recently recognized Cobra for the company’s innovation and industry leadership. To learn more about Cobra Electronics, please visit the Cobra site at www.cobra.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties. Actual results may differ materially from these expectations due to factors such as the acceptance of Cobra’s new and existing products by customers, the continued success of Cobra’s cost containment efforts and the continuation of key distribution channel relationships. Please refer to Cobra’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for a more detailed discussion of factors that may affect Cobra’s performance.

Cobra First Quarter Results – 4

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts, unaudited)

	For the Three Months Ended
	March 31, 2009	March 31, 2008
Net sales	$19,085	$28,858
Cost of sales	14,023	19,942

Gross profit	5,062	8,916
Selling, general and administrative expense	7,056	8,307

(Loss) earnings from operations	(1,994)	609
Other income (expense):
Interest expense	(150)	(303)
Other, net	(257)	(192)

(Loss) earnings before taxes	(2,401)	114
Tax (benefit) provision	(786)	26
Minority interest	(1)	(7)

Net (loss) earnings	$(1,616)	$81

Net (loss) earnings per common share:
Basic	$(0.25)	$0.01
Diluted	$(0.25)	$0.01

Weighted average shares outstanding:
Basic	6,471	6,471
Diluted	6,471	6,474

Dividends declared per common share	$0.00	$0.16

Cobra First Quarter Results – 5

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	March 31, 2009	December 31, 2008	March 31, 2008
ASSETS:

Current assets:
Cash	$1,340	$1,985	$6,245
Accounts receivable, net	14,226	18,017	21,789
Inventories, net	28,084	27,464	32,920
Other current assets	9,856	9,332	13,652

Total current assets	53,506	56,798	74,606

Property, plant and equipment, net	5,596	5,776	6,390

Total other assets	16,751	16,424	31,078

Total assets	$75,853	$78,998	$112,074

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current liabilities:
Accounts payable	$3,965	$2,923	$7,343
Accrued liabilities	4,936	6,274	9,752
Short-term debt	1,370	1,370	1,240

Total current liabilities	10,271	10,567	18,335

Non-current liabilities:
Long-term debt	15,427	16,301	18,445
Deferred taxes	1,882	1,983	3,654
Deferred compensation	6,684	6,516	6,488
Other long-term liabilities	1,175	1,077	482

Total non-current liabilities	25,168	25,877	29,069

Minority interest	25	24	30

Total shareholders’ equity	40,389	42,530	64,640

Total liabilities and shareholders’ equity	$75,853	$78,998	$112,074